UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 19, 2017
(Date of earliest event reported)

Halyard Health, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36440	46-4987888
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5405 Windward Parkway Suite 100 South Alpharetta, Georgia		30004
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (678) 425-9273

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On June 23, 2017, Halyard Health, Inc. (the “Corporation”, “we”, “us” or “our”) announced that, effective June 26, 2017, Robert E. Abernathy will retire as CEO but will continue as Chairman of the Board of Directors (the “Board”).
On June 23, 2017, the Company also announced that, effective upon Mr. Abernathy’s retirement as CEO, Joseph F. Woody has been appointed as CEO of the Corporation. Also effective as of June 26, 2017, the Board has determined to expand the size of the Board to 10 from 9, and Mr. Woody has been elected to serve on the Board as a member of Class III, with a term expiring at the Annual Meeting of Stockholders to be held in 2020.

Mr. Woody, age 51, has more than 20 years of experience in the healthcare sector. Prior to joining the Corporation, Mr. Woody served as Director, President and Chief Executive Officer of Acelity Holdings, Inc. (“Acelity”), a global advanced wound care and regenerative medicine company, from August 2015 until April 2017. Prior to that, Mr. Woody served as President and Chief Executive Officer for the combined organization of Kinetic Concepts, Inc. (“KCI”), LifeCell Corporation (“LifeCell”), and Systagenix Wound Management B.V., which became Acelity, from September 2013 until August 2015. Prior to that, Mr. Woody served in leadership roles at KCI and LifeCell from November 2011 until September 2013, having been promoted to President and Chief Executive Officer of KCI in January 2012 and interim Chief Executive Officer of LifeCell in April 2013. Previously, Mr. Woody served as global president of Vascular Therapies for Covidien plc., and global president for Smith & Nephew Advanced Wound Management, and he held other leadership positions at Alliance Imaging, Inc., Acuson and GE Medical Systems.

We believe Mr. Woody’s qualifications to serve as our CEO include his experience in terms of leadership, industry, operations, risk management, and financial and strategic planning. We believe his qualifications to serve on our Board include his leadership experience as a chief executive officer, knowledge of, and experience in, the healthcare industry, including significant acquisition and integration experience, international experience, and company board experience.

Mr. Woody was not selected pursuant to any arrangement or understanding between him and any other person, and Mr. Woody has no family relationships with any of the Company’s directors or executive officers. There have been no related-person transactions between the Company and Mr. Woody reportable under Item 404(a) of Regulation S-K.

In connection with Mr. Woody’s appointment as CEO and his election to our Board, the Compensation Committee of the Board has approved a compensation package for him, which is attached to this Current Report on Form 8-K as Exhibit 10.1. Among other things, it provides that Mr. Woody will have a starting salary of $885,000 per year, be entitled to participate in our Executive Officer Achievement Award Plan with a bonus incentive target of 115% of his base pay earned during the year, and will be eligible for annual long-term incentive grants under our Equity Participation Plan. For 2017, Mr. Woody’s target award value is $3,540,000, which is comprised of stock options (valued at $1,416,000) and performance-based restricted share units (valued at $2,124,000). Mr. Woody will also be granted a one-time sign-on award of $1,000,000, granted as time-based restricted share units that will vest over three years, with one-third vesting annually each year. Further details about Mr. Woody’s compensation package, including his eligibility to participate in our Executive Level Relocation Program, Severance Plan, and Executive Severance Plan, can be found on Exhibit 10.1 and the description above is qualified in its entirety by reference to the terms of the compensation package set forth on Exhibit 10.1. Details about our compensation plans can be found in our 2017 proxy statement.

Item 7.01. Regulation FD Disclosure.

The Corporation issued a press release on June 23, 2017, announcing the executive transition. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Corporation specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.
See Exhibit Index immediately following the signature page.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALYARD HEALTH, INC.

Date:	June 23, 2017	By:	/s/Ross Mansbach
Name: Ross Mansbach Title: Vice President, Deputy General Counsel and Secretary

 The following exhibits are filed with this Current Report on Form 8-K:

Exhibit
Number	Description
10.1	Offer Letter dated June 20, 2017
99.1	Press Release dated June 23, 2017